Exhibit 99.1

January 13, 2009

Navistar Contacts:

Media Contact:	Investor Contact:
Roy Wiley	Heather Kos
630-753-2627	630-753-2406

Ford Motor Company Communications Contact:

Marcey Evans

313-322-9211

313-673-3846 (cell)

FOR IMMEDIATE RELEASE

NAVISTAR AND FORD MOTOR COMPANY REACH NEW

BUSINESS AGREEMENT

Companies to Continue To Collaborate on Medium Duty Trucks and Other Initiatives

DEARBORN, Mich. and WARRENVILLE, Ill. (January 13, 2009)—Ford Motor Company (NYSE: F) and Navistar International Corporation (NYSE: NAV) have reached an agreement to restructure their ongoing business relationship and settle all existing litigation between the companies.

As a result of the agreement, the companies will end their current diesel engine supply agreement effective Dec. 31, 2009. However, the companies will continue to collaborate on a range of initiatives, including their existing Blue Diamond Truck and Parts joint ventures. Navistar will acquire additional equity in the Blue Diamond joint ventures, which will continue to offer dealers and customers F-650 and F-750 medium duty trucks, as well as parts support for a variety of Ford products, including Ford’s PowerStroke Diesel-equipped trucks. Ford and Navistar also will continue their diesel engine supply relationship in South America. As a result of the agreement, Ford will make a payment to Navistar.

-more-

Page 2 — Navistar and Ford Agreement

“Navistar and Ford benefitted from a successful partnership that provided value to both companies for nearly three decades. However, it’s in our best interests to resolve our conflict and continue our relationship with each other in other areas,” said Dan Ustian, Navistar chairman, president and chief executive officer. “The next phase of our relationship is consistent with Navistar’s strategy to diversify our customer base, while continuing to provide value to both companies through our existing joint ventures and our supply agreement in South America.”

“We are pleased to have reached an agreement with Navistar that we believe is in the best interest of both companies,” said Mark Fields, Ford’s president of The Americas. “This agreement comprehensively addresses our business relationship with Navistar and will help both companies focus on meeting the needs of our current and future truck customers.”

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

About Navistar

Navistar International Corporation (NYSE: NAV) produces International® brand commercial and military vehicles, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse® brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. Another affiliate offers financing services. Additional information is available at: www.navistar.com.

###